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                                   EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT




Computerized Thermal Imaging Company
(d/b/a Thermal Medical Imaging, Inc.)
476 Heritage Park Blvd., Suite 210
Layton, Utah 84041
Incorporated December 13, 1996 in Nevada, USA
Owned 88% by Registrant

Bales Scientific Company
476 Heritage Park Blvd., Suite 210
Layton, Utah 84041
Incorporate February 13, 1979 in California, USA
Owned 100% by Registrant